Exhibit 4.3

ENGINE MEDIA HOLDINGS, INC.
OMNIBUS EQUITY INCENTIVE PLAN

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Article 8 MISCELLANEOUS		17

8.1	Use of an Administrative Agent and Trustee.	17
8.2	Tax Withholding.	17
8.3	Reorganization of the Corporation.	18
8.4	Governing Laws.	18
8.5	Severability.	18
8.6	Effective Date of the Plan.	18

Article 9 CALIFORNIA PARTICIPANTS		18

9.1	Termination of Employment.	18
9.2	Issuance of Securities	18
9.3	Approval of Plan	19

Article 10 Plan Provisions Applicable to U.S. Taxpayers		19

10.1	General.	19
10.2	Definitions.	19
10.3	Compliance with Section 409A.	20

APPENDIX “A” FORM OF OPTION AGREEMENT		A- 1
SCHEDULE “A” TO APPENDIX “A” ELECTION TO EXERCISE STOCK OPTIONS		A- 4
APPENDIX “B” FORM OF DSU AGREEMENT		B- 1
APPENDIX “C” FORM OF RSU AGREEMENT		C- 1

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ENGINE MEDIA HOLDINGS, INC.
OMNIBUS EQUITY INCENTIVE PLAN

Engine Media Holdings, Inc. (the “Corporation”) hereby amends and restates its Omnibus Equity Incentive Plan (the “Plan”) for certain qualified directors, officers, employees, Consultants (as defined herein) and service providers providing ongoing services to the Corporation and its Affiliates (as defined herein) that can have a significant impact on the Corporation’s long-term results.

Article 1
DEFINITIONS

1.1	Definitions.

Where used herein or in any amendments hereto or in any communication required or permitted to be given hereunder, the following terms shall have the following meanings, respectively, unless the context otherwise requires:

“Affiliates” has the meaning given to this term in the Securities Act (Ontario), as such legislation may be amended, supplemented or replaced from time to time;

“Associate”, where used to indicate a relationship with a Participant, means (i) any partner of that Participant and (ii) the spouse of that Participant and that Participant’s children, as well as that Participant’s relatives and that Participant’s spouse’s relatives, if they share that Participant’s residence;

“Awards” means Options, RSUs, DSUs granted to a Participant pursuant to the terms of the Plan;

“Black-Out Period” means a period of time when pursuant to any policies of the Corporation, any securities of the Corporation may not be traded by certain persons designated by the Corporation;

“Board” has the meaning ascribed thereto in Section 2.2(a) hereof;

“Business Day” means a day other than a Saturday, Sunday or statutory holiday, when banks are generally open for business in Toronto, Ontario, Canada, for the transaction of banking business;

“California Option” means an Option granted to a California Participant;

“California Participant” has the meaning ascribed thereto in Article 9 hereof;

“Cash Equivalent” means the amount of money equal to the Market Value multiplied by the number of vested RSUs in the Participant’s Account, net of any applicable taxes in accordance with Section 8.2, on the RSU Settlement Date;

“Change in Control” means the occurrence of any of the following events: (i) the acquisition, directly or indirectly, by any Person or group of Persons acting jointly or in concert, within the meaning of National Instrument 62-104 - Takeover Bids and Issuer Bids (or any successor instrument thereto), of a beneficial interest in voting or equity securities of the Corporation, together with all voting or equity securities of the Corporation at the time held beneficially, directly or indirectly by such person or persons acting jointly or in concert, equal to more than 50% of the votes associated with the outstanding voting securities of the Corporation; (ii) a merger, consolidation, plan of arrangement or reorganization of the Corporation that results in the beneficial, direct or indirect transfer of more than 50% of the total voting power of the resulting entity’s outstanding securities to a person, or group of persons acting jointly and in concert, who are different from the person(s) that have, beneficially, directly or indirectly, more than 50% of the total voting power prior to such transaction; (iii) any sale, lease, exchange or other transfer (in one transaction or series of related transactions) of all or substantially all of the Corporation’s property and assets, or (iv) the Corporation’s shareholders approving any plan or proposal for the liquidation or dissolution of the Corporation;

“Code of Conduct” means any code of conduct adopted by the Corporation, as modified from time to time;

“Committee” has the meaning ascribed thereto in Section 2.2(a) hereof;

“Consultant” means a “Consultant” as defined by the TSXV; provided that such consultant (i) is a natural person, (ii) provides bona fide services to the Corporation and (iii) whose services are not in connection with the offer or sale of securities in a capital-raising transaction, and do not directly or indirectly promote or maintain a market for the Corporation’s securities;

“Corporation” means Engine Media Holdings, Inc., a corporation existing under the Business Corporations Act (British Columbia), as amended from time to time;

“Date of Grant” means, for any Award, the date specified by the Board at the time it grants the Award or if no such date is specified, the date upon which the Award was granted.

“DSU” means a deferred share unit, which is a bookkeeping entry equivalent in value to a Share credited to a Participant’s Account in accordance with Article 4 hereof;

“DSU Agreement” means a written letter agreement between the Corporation and a Participant evidencing the grant of DSUs and the terms and conditions thereof, substantially in the form of Appendix “B”;

“DSU Redemption Notice” has the meaning ascribed thereto in Section 4.3(a) hereof;

“Eligible Director” means members of the Board who, at the time of execution of a Grant Agreement, and at all times thereafter while they continue to serve as a member of the Board, are not officers, senior executives or other employees of the Corporation or a Subsidiary, Consultants or service providers providing ongoing services to the Corporation and its Affiliates;

“Eligible Participants” has the meaning ascribed thereto in Section 2.3(a) hereof;

“Employment Agreement” means, with respect to any Participant, any written employment agreement between the Corporation or an Affiliate and such Participant;

“Exercise Notice” means a notice in writing signed by a Participant and stating the Participant’s intention to exercise a particular Award, if applicable;

“Grant Agreement” means an agreement evidencing the grant to a Participant of an Award, including an Option Agreement, a DSU Agreement, a RSU Agreement or an Employment Agreement;

“Insider” has the meaning given to the term in TSXV Corporate Finance Manual, as same may be amended, supplemented or replaced from time to time;

“Market Value” means at any date when the market value of Shares of the Corporation is to be determined, the closing price of the Shares on the Trading Day prior to the date of grant on the principal stock exchange on which the Shares are listed, less any discount permitted by the rules or policies of the TSXV, or if the Shares of the Corporation are not listed on any stock exchange, the value as is determined solely by the Board, acting reasonably and in good faith;

“Option” means an option granted by the Corporation to a Participant entitling such Participant to acquire a designated number of Shares from treasury at the Option Price, but subject to the provisions hereof;

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“Option Agreement” means a written letter agreement between the Corporation and a Participant evidencing the grant of Options and the terms and conditions thereof, substantially in the form set out in Appendix “A”;

“Option Price” has the meaning ascribed thereto in Section 3.3 hereof;

“Option Term” has the meaning ascribed thereto in Section 3.4 hereof;

“Participants” means Eligible Participants that are granted Awards under the Plan;

“Participant’s Account” means an account maintained for each Participant’s participation in DSUs and/or RSUs under the Plan;

“Performance Criteria” means criteria established by the Board which, without limitation, may include criteria based on the Participant’s personal performance and/or the financial performance of the Corporation and/or of its Affiliates, and that may be used to determine the vesting of the Awards, when applicable;

“Performance Period” means the period determined by the Board pursuant to Section 5.3 hereof;

“Person” means an individual, corporation, company, cooperative, partnership, trust, unincorporated association, entity with juridical personality or governmental authority or body, and pronouns which refer to a Person shall have a similarly extended meaning;

“Plan” means this Omnibus Equity Incentive Plan, as amended and restated from time to time;

“Restriction Period” means the period determined by the Board pursuant to Section 5.3 hereof;

“RSU” means a right awarded to a Participant to receive a payment in the form of Shares as provided in Article 5 hereof and subject to the terms and conditions of this Plan;

“RSU Agreement” means a written letter agreement between the Corporation and a Participant evidencing the grant of RSUs and the terms and conditions thereof, substantially in the form of Appendix “C”;

“RSU Settlement Date” has the meaning determined in Section 5.6(a)(i);

“RSU Settlement Notice” means a notice by a Participant to the Corporation electing the desired form of settlement of vested RSUs.

“RSU Vesting Determination Date” has the meaning described thereto in Section 5.5 hereof;

“Share Compensation Arrangement” means a stock option, stock option plan, employee stock purchase plan, long-term incentive plan or any other compensation or incentive mechanism involving the issuance or potential issuance of Shares to one or more full-time employees, directors, officers, insiders, service providers or Consultants of the Corporation or a Subsidiary including a share purchase from treasury by a full-time employee, director, officer, insider, service provider or Consultant which is financially assisted by the Corporation or a Subsidiary by way of a loan, guarantee or otherwise;

“Shares” means the common shares in the capital of the Corporation;

“Subsidiary” means a corporation, company, partnership or other body corporate that is controlled, directly or indirectly, by the Corporation;

“Tax Act” means the Income Tax Act (Canada) and its regulations thereunder, as amended from time to time.

“Termination Date” means the date on which a Participant ceases to be an Eligible Participant;

“Trading Day” means any day on which the TSXV is opened for trading;

“TSXV” means the TSX Venture Exchange; and

“Vested Awards” has the meaning described thereto in Section 6.2(b) hereof.

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Article 2
PURPOSE AND ADMINISTRATION OF THE PLAN; GRANTING OF AWARDS

2.1	Purpose of the Plan.

(a)	The purpose of the Plan is to permit the Corporation to grant Awards to Eligible Participants, subject to certain conditions as hereinafter set forth, for the following purposes:

(i)	to increase the interest in the Corporation’s welfare of those Eligible Participants, who share responsibility for the management, growth and protection of the business of the Corporation or a Subsidiary;

(ii)	to provide an incentive to such Eligible Participants to continue their services for the Corporation or a Subsidiary and to encourage such Eligible Participants whose skills, performance and loyalty to the objectives and interests of the Corporation or a Subsidiary are necessary or essential to its success, image, reputation or activities;

(iii)	to reward the Participants for their performance of services while working for the Corporation or a Subsidiary; and

(iv)	to provide a means through which the Corporation or a Subsidiary may attract and retain able Persons to enter its employment.

2.2	Implementation and Administration of the Plan.

(a)	The Plan shall be administered and interpreted by the Board or, if the Board by resolution so decides, by a committee appointed by the Board (the “Committee”) and consisting of not less than three (3) members of the Board. If a Committee is appointed for this purpose, all references to the term “Board” will be deemed to be references to the Committee.

(b)	The Board may, from time to time, as it may deem expedient, adopt, amend and rescind rules and regulations for carrying out the provisions and purposes of the Plan, subject to any applicable rules of the TSXV. Subject to the provisions of the Plan, the Board is authorized, in its sole discretion, to make such determinations under, and such interpretations of, and take such steps and actions in connection with, the proper administration of the Plan as it may deem necessary or advisable. The interpretation, construction and application of the Plan and any provisions hereof made by the Board shall be final and binding on all Eligible Participants.

(c)	No member of the Board or of the Committee shall be liable for any action or determination taken or made in good faith in the administration, interpretation, construction or application of the Plan or any Award granted hereunder.

(d)	Any determination approved by a majority of the Board shall be deemed to be a determination of that matter by the Board.

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2.3	Eligible Participants.

(a)	The Persons who shall be eligible to receive Awards (“Eligible Participants”) shall be bona fide directors, officers, senior executives and other employees of the Corporation or a Subsidiary, Consultants and service providers providing ongoing services to the Corporation and its Affiliates, who the Board may determine from time to time, in its sole discretion, to hold key positions in the Corporation or a Subsidiary. In determining Awards to be granted under the Plan, the Board shall give due consideration to the value of each Eligible Participant’s present and potential future contribution to the Corporation’s success. For greater certainty, a Person whose employment with the Corporation or a Subsidiary has ceased for any reason, or who has given notice or been given notice of such cessation, whether such cessation was initiated by such employee, the Corporation or such Subsidiary, as the case may be, shall cease to be eligible to receive Awards hereunder as of the date on which such Person provides notice to the Corporation or the Subsidiary, as the case may be, in writing or verbally, of such cessation, or on the Termination Date for any cessation of a Participant’s employment initiated by the Corporation.

(b)	Participation in the Plan shall be entirely voluntary and any decision not to participate shall not affect an Eligible Participant’s relationship or employment with the Corporation.

(c)	Notwithstanding any express or implied term of this Plan to the contrary, the granting of an Award pursuant to the Plan shall in no way be construed as a guarantee of employment by the Corporation to the Participant.

2.4	Shares Subject to the Plan.

(a)	Subject to adjustment pursuant to provisions of Article 7 hereof, the total number of Shares reserved and available for grant and issuance pursuant to Options shall not exceed 10% of the issued and outstanding Shares, less the number of Shares reserved for issuance under all other Share Compensation Arrangements of the Corporation.

(b)	For so long as the Corporation is listed on the TSXV or on another exchange that requires the Corporation to fix the number of Shares to be issued in settlement of DSUs and RSUs, the maximum number of Shares available for issuance pursuant to the settlement of DSUs and RSUs shall be 1,548,174 Shares.

(c)	The aggregate number of Shares issuable to Insiders at any time, under all of the Corporation’s Share Compensation Arrangements, shall not exceed 10% of the Corporation’s issued and outstanding Shares.

(d)	The aggregate number of Shares for which Awards may be issued to any one Participant in any 12-month period shall not exceed 5% of the outstanding Shares, calculated on the date an Award is granted to the Participant, unless the Corporation obtains disinterested shareholder approval as required by the policies of the TSXV. The aggregate number of Shares for which Awards may be issued to any one Consultant within any 12-month period shall not exceed 2% of the outstanding Shares, calculated on the date an Award is granted to the Consultant. The aggregate number of Shares for which Options may be issued to any Persons retained to provide Investor Relations Activities (as defined by the TSXV) within any 12-month period shall not exceed 2% of the outstanding Shares, calculated on the date an Option is granted to such Persons.

(e)	Subject to adjustment pursuant to provisions of Article 7 hereof, the aggregate number of Shares (i) issued to Insiders under the Plan or any other proposed or established Share Compensation Arrangement within any 12-month period and (ii) issuable to Insiders at any time under the Plan or any other proposed or established Share Compensation Arrangement, shall in each case not exceed ten percent (10%) of the total issued and outstanding Shares of the Corporation (on a non-diluted basis) from time to time.

(f)	the Board shall not make grants of Awards to Directors if, after giving effect to such grants of Awards, the aggregate number of Shares issuable to Directors, at the time of such grant, under all of the Corporation’s Share Compensation Arrangements would exceed 2% of the issued and outstanding Shares on a non-diluted basis, provided that such limit shall not apply to (i) Awards taken in lieu of any cash retainer or meeting director fees, and (ii) a one-time initial grant to a Director upon such Director joining the Board.

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2.5	Granting of Awards.

(a)	Any Award granted under the Plan shall be subject to the requirement that, if at any time counsel to the Corporation shall determine that the listing, registration or qualification of the Shares subject to such Award, if applicable, upon any securities exchange or under any law or regulation of any jurisdiction, or the consent or approval of any securities exchange or any governmental or regulatory body, is necessary as a condition of, or in connection with, the grant or exercise of such Award or the issuance or purchase of Shares thereunder, if applicable, such Award may not be accepted or exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Board. Nothing herein shall be deemed to require the Corporation to apply for or to obtain such listing, registration, qualification, consent or approval.

(b)	Any Award granted under the Plan shall be subject to the requirement that, the Corporation has the right to place any restriction or legend on any securities issued pursuant to this Plan including, but in no way limited to placing a legend to the effect that the securities have not been registered under the United States Securities Act of 1933 and may not be offered or sold in the United States unless registration or an exemption from registration is available.

Article 3
OPTIONS

3.1	Nature of Options.

An Option is an option granted by the Corporation to a Participant entitling such Participant to acquire, for each Option issued, one Share from treasury at the Option Price, but subject to the provisions hereof.

3.2	Option Awards.

Subject to the provisions set forth in this Plan and any shareholder or regulatory approval which may be required, the Board shall, from time to time by resolution, in its sole discretion, (i) designate the Eligible Participants who may receive Options under the Plan, (ii) fix the number of Options, if any, to be granted to each Eligible Participant and the date or dates on which such Options shall be granted, (iii) determine the price per Share to be payable upon the exercise of each such Option (the “Option Price”) and the relevant vesting provisions (including Performance Criteria, if applicable) and Option Term, the whole subject to the terms and conditions prescribed in this Plan, in any Option Agreement and any applicable rules of the TSXV. Unless otherwise set forth in the Option Agreement or outlined under Article 6.2, the vesting of Options will not commence before the 1st anniversary from the Date of Grant.

3.3	Option Price.

The Option Price for Shares that are the subject of any Option shall be fixed by the Board when such Option is granted, but shall not be less than the Market Value of such Shares at the time of the grant.

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3.4	Option Term.

(a)	The Board shall determine, at the time of granting the particular Option, the period during which the Option is exercisable, commencing on the date such Option is granted to the Participant and ending as specified in this Plan, or in the Option Agreement, but in no event shall an Option expire on a date which is later than ten (10) years from the date the Option is granted (“Option Term”). Unless otherwise determined by the Board, all unexercised Options shall be cancelled at the expiry of such Options.

(b)	Should the expiration date for an Option fall within a Black-Out Period or within ten (10) Business Days following the expiration of a Black-Out Period, such expiration date shall be automatically extended without any further act or formality to that date which is the tenth Business Day after the end of the Black-Out Period, such tenth Business Day to be considered the expiration date for such Option for all purposes under the Plan. Notwithstanding Section 7.2 hereof, the ten (10) Business Day-period referred to in this Section 3.4 may not be extended by the Board.

3.5	Exercise of Options.

(a)	Subject to the provisions of this Plan, a Participant shall be entitled to exercise an Option granted to such Participant at any time prior to the expiry of the Option Term, subject to vesting limitations which may be imposed by the Board at the time such Option is granted.

(b)	Prior to its expiration or earlier termination in accordance with the Plan, each Option shall be exercisable as to all or such part or parts of the optioned Shares and at such time or times and/or pursuant to the achievement of such Performance Criteria and/or other vesting conditions as the Board at the time of granting the particular Option, may determine in its sole discretion. For greater certainty, no Option shall be exercised by a Participant during a Black-Out Period.

3.6	Method of Exercise and Payment of Purchase Price.

(a)	Subject to the provisions of the Plan and the alternative exercise procedures set out herein, an Option granted under the Plan may be exercisable (from time to time as provided in Section 3.5 hereof) by the Participant (or by the liquidator, executor or administrator, as the case may be, of the estate of the Participant) by delivering a fully completed Exercise Notice to the Corporation at its registered office to the attention of the Corporate Secretary of the Corporation (or the individual that the Corporate Secretary of the Corporation may from time to time designate), together with a bank draft, certified cheque or other form of payment acceptable to the Corporation in an amount equal to the aggregate Option Price of the Shares to be purchased pursuant to the exercise of the Options.

(b)	Where Shares are to be issued to the Participant pursuant to the terms of this Section 3.6, as soon as practicable following the receipt of the Exercise Notice and, if Options are exercised only in accordance with the terms of Section 3.6(a), the required bank draft, certified cheque or other acceptable form of payment, the Corporation shall duly issue such Shares to the Participant as fully paid and non-assessable.

(c)	Upon the exercise of an Option pursuant to Section 3.6(a), the Corporation shall, as soon as practicable after such exercise but no later than ten (10) Business Days following such exercise, forthwith cause the transfer agent and registrar of the Shares to either:

(i)	deliver to the Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) a certificate in the name of the Participant representing in the aggregate such number of Shares as the Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) shall have then paid for and as are specified in such Exercise Notice; or

(ii)	in the case of Shares issued in uncertificated form, cause the issuance of the aggregate number of Shares the Participant (or the liquidator, executor or administrator, as the case may be, of the estate of the Participant) shall have then paid for and as are specified in such Exercise Notice to be evidenced by a book position on the register of the shareholders of the Corporation to be maintained by the transfer agent and registrar of the Shares.

3.7	Option Agreements.

Options shall be evidenced by an Option Agreement or included in an Employment Agreement, in such form not inconsistent with the Plan as the Board may from time to time determine, provided that the substance of Article 3 and Article 6 hereof be included therein. The Option Agreement shall contain such terms that may be considered necessary in order that the Option will comply with any provisions respecting options in the income tax or other laws in force in any country or jurisdiction of which the Participant may from time to time be a resident or citizen or the rules of any regulatory body having jurisdiction over the corporation.

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Article 4
DEFERRED SHARE UNITS

4.1	Nature of DSUs.

A DSU is an Award to an Eligible Director, subject to restrictions and conditions as the Board may determine at the time of grant. Conditions may be based on continuing service to the Corporation and/or achievement of pre-established vesting conditions.

4.2	DSU Awards.

(a)	Each Eligible Director may receive all or a portion of his or her annual retainer fee in the form of a grant of DSUs in each fiscal year. The number of DSUs shall be calculated as the applicable portion of the Eligible Director’s annual retainer fee divided by the Market Value. At the discretion of the Board, fractional DSUs will not be issued and any fractional entitlements will be rounded down to the nearest whole number.

(b)	The DSUs are structured so as to be considered to be a plan described in section 7 of the Tax Act or any successor to such provision.

(c)	Subject to the vesting and other conditions and provisions set forth herein and in the DSU Agreement, the Board shall determine whether each DSU awarded to a Participant shall entitle the Participant: (i) to receive one Share issued from treasury; (ii) to receive the Cash Equivalent of one Share; or (iii) to elect to receive either One Share from treasury, the Cash Equivalent of One Share or a combination of cash and Shares.

4.3	Redemption of DSUs.

(a)	Each Eligible Director shall be entitled to redeem his or her DSUs during the period commencing on the Business Day immediately following the Termination Date and ending on the date that is two years following the Termination Date, or a shorter such redemption period set out in the relevant DSU Agreement, by providing a written notice of settlement to the Corporation setting out the number of DSUs to be settled and the particulars regarding the registration of the Shares issuable upon settlement (the “DSU Redemption Notice”). In the event of the death of an Eligible Director, the Notice of Redemption shall be filed by the administrator or liquidator of the estate of the Eligible Director.

(b)	If a DSU Redemption Notice is not received by the Corporation on or before the 90th day following the Termination Date, the Eligible Director shall be deemed to have delivered a DSU Redemption Notice and the Corporation shall redeem all of the Eligible Director’s DSUs in exchange for Shares to be delivered to the Eligible Director, administrator or liquidator of the estate of the Eligible Director or the cash equivalent of the shares, as applicable.

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(c)	For the purposes of determining the number of Shares from treasury to be issued or cash equivalent value to be delivered to an Eligible Director upon redemption of DSUs pursuant to Section 4.3, such calculation will be made on the date the Corporation receives, or is deemed to receive, the DSU Redemption Notice and be the whole number of Shares equal to the whole number of DSUs then recorded in the Eligible Director’s Account which the Eligible Director requests or is deemed to request to redeem pursuant to the DSU Redemption Notice. Shares issued from treasury or the cash equivalent provided will be issued in consideration for the past services of the Eligible Director to the Corporation and the entitlement of the Eligible Director under this Plan shall be satisfied in full by such issuance of Shares.

(d)	Subject to Section 4.3(e), settlement of DSUs shall take place promptly following the Corporation’s receipt or deemed receipt of the DSU Redemption Notice through delivery of a share certificate to the Eligible Director, the entry of the Eligible Director’s name on the share register for the Shares or the cash equivalent of the shares.

(e)	Notwithstanding any other provision of this Plan, in the event that (i) a DSU Redemption Notice is received during a Black-Out Period or other trading restriction imposed by the Corporation; or (ii) the Eligible Director has not delivered a DSU Redemption Notice and the 90th day following the Termination Date falls during a Black-Out Period or other trading restriction imposed by the Corporation, then settlement of the applicable DSUs shall be automatically extended to the tenth (10th) Business Day following the date that such Black-Out Period or other trading restriction is lifted, terminated or removed.

4.4	DSU Agreements.

DSUs shall be evidenced by a DSU Agreement or included in an Employment Agreement, in such form not inconsistent with the Plan as the Board may from time to time determine, provided that the substance of Article 4 and Article 6 hereof be included therein. The DSU Agreement shall contain such terms that may be considered necessary in order that the DSU will comply with any provisions respecting deferred share units in the income tax or other laws in force in any country or jurisdiction of which the Participant may from time to time be a resident or citizen or the rules of any regulatory body having jurisdiction over the corporation.

Article 5
RESTRICTED SHARE UNITS

5.1	Nature of RSUs.

A RSU is an Award entitling the recipient to acquire Shares, at such purchase price as determined by the Board, subject to such restrictions and conditions as the Board may determine at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives.

5.2	RSU Awards.

(a)	Subject to the provisions herein set forth and any shareholder or regulatory approval which may be required, the Board shall, from time to time by resolution, in its sole discretion, (i) designate the Eligible Participants who may receive RSUs under the Plan, (ii) fix the number of RSUs, if any, to be granted to each Eligible Participant and the date or dates on which such RSUs shall be granted, and (iii) determine the relevant conditions and vesting provisions (including the applicable Performance Period and Performance Criteria, if any) and Restriction Period of such RSUs, the whole subject to the terms and conditions prescribed in this Plan and in any RSU Agreement.

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(b)	The Board shall have the authority to determine any vesting terms applicable to the grant of RSUs, provided that the terms comply with Section 409A, with respect to a U.S. Taxpayer.

(c)	The RSUs are structured so as to be considered to be a plan described in section 7 of the Tax Act or any successor to such provision.

(d)	Subject to the vesting and other conditions and provisions set forth herein and in the RSU Agreement, the Board shall determine whether each RSU awarded to a Participant shall entitle the Participant: (i) to receive one Share issued from treasury; (ii) to receive the Cash Equivalent of one Share; or (iii) to elect to receive either One Share from treasury, the Cash Equivalent of One Share or a combination of cash and Shares.

(e)	RSUs shall be settled by the Participant at any time beginning on the first Business Day following their RSU Vesting Determination Date but no later than the RSU Settlement Date.

5.3	Restriction Period.

The applicable restriction period in respect of a particular RSU award shall be determined by the Board. For Eligible Participants subject to the Income Tax Act (Canada), the Restriction Period of a particular RSU in all cases shall end no later than December 31 of the calendar year which is three (3) years after the calendar year in which the Award is granted (“Restriction Period”). For example, the Restriction Period for a grant made in June 2018 shall end no later than December 31, 2021. Subject to the Board’s determination, any vested RSUs with respect to a Restriction Period will be paid to Participants in accordance with Article 5, no later than the end of the Restriction Period. Unless otherwise determined by the Board, all unvested RSUs shall be cancelled on the RSU Vesting Determination Date (as such term is defined in Section 5.5) and, in any event, no later than the last day of the Restriction Period.

5.4	Performance Criteria and Performance Period.

(a)	For each award of RSUs, the Board shall establish the period in which any Performance Criteria and other vesting conditions must be met in order for a Participant to be entitled to receive Shares in exchange for all or a portion of the RSUs held by such Participant (the “Performance Period”), provided that such Performance Period may not expire after the end of the Restriction Period, being no longer than three (3) years after the calendar year in which the Award was granted.

(b)	The Board will issue Performance Criteria prior to the Date of Grant to which such Performance Criteria pertain. The Performance Criteria may be based upon the achievement of corporate, divisional or individual goals, and may be applied to performance relative to an index or comparator group, or on any other basis determined by the Board. Following the Date of Grant, the Board may modify the Performance Criteria as necessary to align them with the Corporation’s corporate objectives, subject to any limitations set forth in an RSU Agreement or an employment or other agreement with a Participant. The Performance Criteria may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be made (or specified vesting will occur) and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur), all as set forth in the applicable RSU Agreement.

5.5	RSU Vesting Determination Date.

The vesting determination date means the date on which the Board determines if the Performance Criteria and/or other vesting conditions with respect to a RSU have been met (the “RSU Vesting Determination Date”), and as a result, establishes the number of RSUs that become vested, if any. For greater certainty, the RSU Vesting Determination Date must fall after the end of the Performance Period, if any, but no later than the last day of the Restriction Period each of which will not occur before the 1st anniversary from the Date of Grant, unless provided for under the RSU Agreement or under a situation outlined in Article 6.2.

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5.6	Settlement of RSUs.

(a)	Except as otherwise provided in the RSU Agreement,

(i)	all of the vested RSUs covered by a particular grant shall be settled as soon as practicable and in any event within ten (10) Business Days following their RSU Vesting Determination Date and, subject to Section 5.2 no later than the end of the Restriction Period (the “RSU Settlement Date”).

(ii)	subject to Section 5.2(e), a Participant is entitled to deliver to the Corporation, on or before the RSU Settlement Date, an RSU Settlement Notice in respect of any or all vested RSUs held by such Participant.

(b)	Subject to Section 5.6(d), settlement of RSUs shall take place promptly following the RSU Settlement Date and, subject to Section 5.2(e), shall take the form set out in the RSU Settlement Notice through:

(i)	in the case of settlement of RSUs for their Cash Equivalent, delivery of a cheque to the Participant representing the Cash Equivalent;

(ii)	in the case of settlement of RSUs for Shares, delivery of a share certificate to the Participant or the entry of the Participant’s name on the share register for the Shares; or

(iii)	in the case of settlement of the RSUs for a combination of Shares and the Cash Equivalent, a combination of (a) and (b) above.

(c)	If an RSU Settlement Notice is not received by the Corporation on or before the RSU Settlement Date, settlement shall take the form of Shares issued from treasury as set out in Section 5.7(b).

(d)	Notwithstanding any other provision of this Plan, in the event that an RSU Settlement Date falls during a Black-Out Period or other trading restriction imposed by the Corporation and the Participant has not delivered an RSU Settlement Notice, then such RSU Settlement Date shall be automatically extended to the tenth (10th) Business Day following the date that such Black-Out Period or other trading restriction is lifted, terminated or removed.

5.7	Determination of Amounts.

(a)	Cash Equivalent of RSUs. For purposes of determining the Cash Equivalent of RSUs to be made pursuant to Section 5.6, such calculation will be made on the RSU Settlement Date and shall equal the Market Value on the RSU Settlement Date multiplied by the number of vested RSUs in the Participant’s Account which, subject to Section 5.2(e), the Participant desires to settle in cash pursuant to the RSU Settlement Notice.

(b)	Payment in Shares; Issuance of Shares from Treasury. For the purposes of determining the number of Shares from treasury to be issued and delivered to a Participant upon settlement of RSUs pursuant to Section 5.6, such calculation will be made on the RSU Settlement Date and be the whole number of Shares equal to the whole number of vested RSUs then recorded in the Participant’s Account which, subject to Section 5.2(e), the Participant desires to settle pursuant to the RSU Settlement Notice. Shares issued from treasury will be issued in consideration for the past services of the Participant to the Corporation and the entitlement of the Participant under this Plan shall be satisfied in full by such issuance of Shares.

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5.8	RSU Agreements.

RSUs shall be evidenced by a RSU Agreement or included in an Employment Agreement, in such form not inconsistent with the Plan as the Board may from time to time determine, provided that the substance of Article 6 hereof be included therein. The RSU Agreement shall contain such terms that may be considered necessary in order that the RSU will comply with any provisions respecting restricted share units in the income tax or other laws in force in any country or jurisdiction of which the Participant may from time to time be a resident or citizen or the rules of any regulatory body having jurisdiction over the corporation.

Article 6
GENERAL CONDITIONS

6.1	General Conditions applicable to Awards.

Each Award, as applicable, shall be subject to the following conditions:

(a)	Employment - The granting of an Award to a Participant shall not impose upon the Corporation or a Subsidiary any obligation to retain the Participant in its employ in any capacity. For greater certainty, the granting of Awards to a Participant shall not impose any obligation on the Corporation to grant any awards in the future nor shall it entitle the Participant to receive future grants.

(b)	Rights as a Shareholder - Neither the Participant nor such Participant’s personal representatives or legatees shall have any rights whatsoever as shareholder in respect of any Shares covered by such Participant’s Awards until the date of issuance of a share certificate to such Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) or the entry of such person’s name on the share register for the Shares. Without in any way limiting the generality of the foregoing, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such share certificate is issued or entry of such person’s name on the share register for the Shares.

(c)	Conformity to Plan – In the event that an Award is granted or a Grant Agreement is executed which does not conform in all particulars with the provisions of the Plan, or purports to grant Awards on terms different from those set out in the Plan, the Award or the grant of such Award shall not be in any way void or invalidated, but the Award so granted will be adjusted to become, in all respects, in conformity with the Plan.

(d)	Non-Transferability – Except as set forth herein, Awards are not transferable and assignable. Awards may be exercised only by:

(i)	the Participant to whom the Awards were granted; or

(ii)	with the Corporation’s prior written approval and subject to such conditions as the Corporation may stipulate, such Participant’s family or retirement savings trust or any registered retirement savings plans or registered retirement income funds of which the Participant is and remains the annuitant; or

(iii)	upon the Participant’s death, by the legal representative of the Participant’s estate; or

(iv)	upon the Participant’s incapacity, the legal representative having authority to deal with the property of the Participant;

provided that any such legal representative shall first deliver evidence satisfactory to the Corporation of entitlement to exercise any Award. A person exercising an Award may subscribe for Shares only in the person’s own name or in the person’s capacity as a legal representative.

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6.2	General Conditions applicable to Awards.

Each Award shall be subject to the following conditions:

(a)	Termination for Cause. Upon a Participant ceasing to be an Eligible Participant for “cause”, all unexercised, vested or unvested Awards granted to such Participant shall terminate on the effective date of the termination as specified in the notice of termination. For the purposes of the Plan, the determination by the Corporation that the Participant was discharged for cause shall be binding on the Participant. “Cause” shall include, among other things, gross misconduct, theft, fraud, breach of confidentiality or breach of the Corporation’s Code of Conduct and any reason determined by the Corporation to be cause for termination.

(b)	Permanent Disability. In the case of a Participant’s termination of employment/service due to permanent disability , Awards will be treated as follows:

(i)	Options: Upon a Participant ceasing to be an Eligible Participant by reason of permanent disability, (i) any unvested Option shall terminate and become void immediately, and (ii) any vested Option will cease to be exercisable on the earlier of the ninety (90) days from the date on which the Participant ceases his or her employment or service relationship with the Corporation by reason of permanent disability, and the expiry date of the Award set forth in the Option Agreement, after which the Option will expire. For clarity, any Option that would vest within 12 months of the Participant ceasing to be an Eligible Participant as per this Section 6.2(b)(i) will vest. Notwithstanding this, any unvested Options with Performance Criteria attached to them will have the performance measured based on a pro-rata Performance Period up to the Termination Date with any Options earned based on Performance Criteria vesting and all Options not meeting the Performance Criteria forfeited. If the Participant is determined to have breached any post-employment restrictive covenants in favour of the Corporation within a 12-month period following the Termination Date, then any Awards held by the Participant, whether vested or unvested, will immediately expire and the Participant shall pay to the Corporation any “in-the-money” amounts realized upon exercise of Awards following the Termination Date.

(ii)	RSUs/DSUs: Except as otherwise determined by the Board from time to time, at its sole discretion, upon a Participant ceasing to be an Eligible Participant as a result of permanent disability, all unvested RSUs in the Participant’s Account as of such date relating to a Restriction Period in progress shall remain outstanding and in effect until the applicable RSU Vesting Determination Date. DSUs will immediately vest.

(c)	Resignation. In the case of a Participant ceasing to be an Eligible Participant due to such Participant’s resignation, subject to any later expiration dates determined by the Board, all Awards shall expire on the earlier of ninety (90) days after the effective date of such resignation, or the expiry date of the Award, to the extent such Awards were vested and exercisable by the Participant on the effective date of such resignation and all unexercised unvested Awards granted to such Participant shall terminate on the effective date of such resignation.

(d)	Termination or Cessation. In the case of a Participant ceasing to be an Eligible Participant for any reason (other than for “cause”, resignation or death) subject to any later expiration dates determined by the Board, all Awards shall expire on the earlier of ninety (90) days after the effective date of such cessation, or the expiry date of the Award, to the extent such Awards were vested and exercisable by the Participant on the effective date of such cessation and all unexercised unvested Awards granted to such Participant shall terminate on the effective date of such cessation.

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(e)	Death. If a Participant dies while in his or her capacity as an Eligible Participant, all unvested Awards will immediately vest and all Awards will expire one hundred eighty (180) days after the death of such Participant.

(f)	Change in Control. If a Participant is terminated without “cause” or resigns for good reason during the 12 month period following the consummation of a Change in Control, then any unvested Awards will immediately vest and may be exercised within thirty (30) days of such date. Notwithstanding this, any unvested Options or RSUs with Performance Criteria attached to them will have the performance measured based on a pro-rata Performance Period up to the Termination Date with any Options or RSUs earned based on Performance Criteria vesting and all Options or RSUs not meeting the Performance Criteria forfeited. Any Options that become exercisable pursuant to this Section 6.2(f) shall remain open for exercise until the earlier of their expiry date as set out in the Award Agreement and the date that is thirty (30) days after such termination or dismissal.

(g)	Clawback. It is a condition of each grant of an Award that if the Corporation’s financial statements (the “Original Statements”) are required to be restated (other than as a result of a change in accounting policy by the Corporation or under International Financial Reporting Standards applicable to the Corporation) within three years following which such Original Statements were received by shareholders at the Corporation’s then most recent annual general meeting of shareholders, and such restated financial statements (the “Restated Statements”) disclose, in the opinion of the Board, acting reasonably, materially worse financial results than those contained in the Original Statements, then the Board may, in its sole discretion, to the full extent permitted by governing law and to the extent it determines that such action is in the best interest of the Corporation, and in addition to any other rights that the Corporation or an Affiliate may have at law or under any agreement, take any or all of the following actions, as applicable): (i) require the Participant to reimburse the Corporation for any amount paid to the Participant in respect of an Award in cash in excess of the amount that should otherwise have been paid in respect of such Award had the determination of such compensation been based upon the Restated Statements, less, in any event, the amount of tax withheld pursuant to the Tax Act or other relevant taxing authority in respect of the amount paid in cash in the year of payment; (ii) cancel and terminate any one or more unvested Awards on or prior to the applicable maturity or vesting dates, or cancel or terminate any outstanding Awards which have vested in the twelve (12) months prior to the date on which the Board determines that the Corporation’s Original Statements are required to be restated (a “Relevant Equity Recoupment Date”); and/or (iii) require payment to the Corporation of the value of any Shares of the Corporation acquired by the Participant pursuant to an Award granted in the twelve (12) months prior to a Relevant Equity Recoupment Date (less any amount paid by the Participant) to acquire such Shares and less the amount of tax withheld pursuant to the Tax Act or other relevant taxing authority in respect of such Shares).

(h)	Any Award granted hereunder that is canceled or expires prior to the vesting thereof, or if vested, is canceled or expires prior to, as applicable, exercise, redemption or settlement thereof, shall no longer be deemed or counted as an outstanding Award hereunder.

6.3	Unfunded Plan.

Unless otherwise determined by the Board, this Plan shall be unfunded. To the extent any Participant or his or her estate holds any rights by virtue of a grant of Awards under this Plan, such rights (unless otherwise determined by the Board) shall be no greater than the rights of an unsecured creditor of the Corporation. Notwithstanding the foregoing, any determinations made shall be such that the Plan continuously meets the requirements of paragraph 6801(d) of the Income Tax Regulations, adopted under the Income Tax Act (Canada) or any successor provision thereto.

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Article 7
ADJUSTMENTS AND AMENDMENTS

7.1	Adjustment to Shares Subject to Outstanding Awards.

(a)	In the event of any subdivision of the Shares into a greater number of Shares at any time after the grant of an Award to a Participant and prior to the expiration of the term of such Award, the Corporation shall deliver to such Participant, at the time of any subsequent exercise or vesting of such Award in accordance with the terms hereof, in lieu of the number of Shares to which such Participant was theretofore entitled upon such exercise or vesting of such Award, but for the same aggregate consideration payable therefor, such number of Shares as such Participant would have held as a result of such subdivision if on the record date thereof the Participant had been the registered holder of the number of Shares to which such Participant was theretofore entitled upon such exercise or vesting of such Award.

(b)	In the event of any consolidation of Shares into a lesser number of Shares at any time after the grant of an Award to any Participant and prior to the expiration of the term of such Award, the Corporation shall deliver to such Participant at the time of any subsequent exercise or vesting of such Award in accordance with the terms hereof in lieu of the number of Shares to which such Participant was theretofore entitled upon such exercise or vesting of such Award, but for the same aggregate consideration payable therefor, such number of Shares as such Participant would have held as a result of such consideration if on the record date thereof the Participant had been the registered holder of the number of Shares to which such Participant was theretofore entitled upon such exercise or vesting of such Award.

(c)	If, at any time after the grant of an Award to any Participant and prior to the expiration of the term of such Award, the Corporation shall make a distribution, without the receipt of consideration, to all holders of Shares or other securities in the capital of the Corporation, or cash, evidences of indebtedness or other assets of the Corporation (excluding an ordinary course dividend in cash or shares, but including for greater certainty shares or equity interests in a subsidiary or business unit of the Corporation or one of its subsidiaries or cash proceeds of the disposition of such a subsidiary or business unit), or should the Corporation effect any transaction or change having a similar effect, then the price or the number of Shares to which the Participant is entitled upon exercise or vesting of Award shall be adjusted to take into account such distribution, transaction or change. The Board shall determine the appropriate adjustments to be made in such circumstances in order to maintain the Participants’ economic rights in respect of their Awards in connection with such distribution, transaction or change.

7.2	Amendment or Discontinuance of the Plan.

(a)	The Board may amend the Plan or any Award at any time without the consent of the Participants provided that such amendment shall:

(i)	not adversely alter or impair any Award previously granted except as permitted by the provisions of Article 7 hereof;

(ii)	be in compliance with applicable law and subject to any regulatory approvals including, where required, the approval of the TSXV; and

(iii)	be subject to shareholder approval, where required by law, the requirements of the TSXV or the provisions of the Plan, provided that shareholder approval shall not be required for the following amendments and the Board may make any changes which may include but are not limited to:

(A)	amendments of a general “housekeeping” or clerical nature that, among others, clarify, correct or rectify any ambiguity, defective provision, error or omission in the Plan; and

(B)	changes that alter, extend or accelerate the terms of vesting or settlement applicable to any Award provided that for Options it does not entail an extension beyond the original Expiry Date;

The Committee may, by resolution, but subject to applicable regulatory approvals, decide that any of the provisions hereof concerning the effect of termination of the Participant’s employment shall not apply for any reason acceptable to the Committee.

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(b)	Notwithstanding Section 7.2(a)(iii), the Board shall be required to obtain shareholder approval to make the following amendments:

(i)	any change to the maximum number of Shares issuable from treasury under the Plan, except such increase by operation of Section 2.4 and in the event of an adjustment pursuant to Article 7;

(ii)	any amendment which reduces the exercise price of any Award, as applicable, after such Awards have been granted or any cancellation of an Award and the substitution of that Award by a new Award with a reduced price, except in the case of an adjustment pursuant to Article 7, provided that disinterested shareholder approval will be obtained for any reduction in the exercise price if the Participant is an Insider of the Corporation at the time of the proposed amendment;

(iii)	any amendment which extends the expiry date of any Award, or the Restriction Period of any RSU beyond the original expiry date, except in case of an extension due to a Black-Out Period;

(iv)	any amendment which would have the potential of broadening or increasing participation by Insiders;

(v)	any amendment which would permit any Award granted under the Plan to be transferable or assignable by any Participant other than for normal estate settlement purposes;

(vi)	any amendment which increases the maximum number of Shares that may be (i) issuable to Insiders, Associates of such Insiders, Consultants or Persons retained to provide Investor Relations Activities at any time; or (ii) issued to Insiders, Associates of such Insiders, Consultants or Persons retained to provide Investor Relations Activities under the Plan; and any other proposed or established Share Compensation Arrangement in a one-year period, except in case of an adjustment pursuant to Article 7;

(vii)	increase limits imposed on the participation of non-employee directors that are not officers or employees of the Corporation;

(viii)	otherwise cause the Plan to cease to comply with any tax or regulatory requirement, including for these purposes any approval or other requirement; or

(ix)	any amendment to the amendment provisions of the Plan, provided that Shares held directly or indirectly by Insiders benefiting from the amendments in Sections (ii) and (iii) shall be excluded when obtaining such shareholder approval.

(c)	The Board may, subject to regulatory approval, discontinue the Plan at any time without the consent of the Participants provided that such discontinuance shall not materially and adversely affect any Awards previously granted to a Participant under the Plan.

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7.3	Change in Control

(a)	If a Change in Control occurs, and unless otherwise provided in an Award Agreement or a written employment contract between the Corporation and a Participant and except as otherwise set out in this Section 7.3(a), the Board, may provide that: (1) the successor corporation or entity will assume each Award or replace it with a substitute Award on terms substantially similar to the existing Award; (2) the Awards will be surrendered for a cash payment made by the successor corporation or entity equal to the Fair Market Value thereof; or (3) any combination of the foregoing will occur, provided that the replacement of any Option with a substitute Option shall, at all times, comply with the provisions of subsection 7(1.4) of the Tax Act, and the replacement of any Award with a substitute Option, substitute DSU or substitute RSU shall be such that the substitute Award shall continuously be governed by section 7 of the Tax Act.

(b)	If within 12 months following a Change in Control, and unless otherwise provided in an Award Agreement or a written employment contract between the Corporation and a Participant, a Participant’s service, consulting relationship, or employment with the Corporation, or the continuing entity is terminated without cause, or the Participant resigns from his or her employment as a result of either (i) the Corporation requiring the Participant to be based at a location in excess of one hundred (100) kilometers from the location of the Participant’s principal job location or office immediately prior to a Change in Control; or (ii) a reduction in the Participant’s base salary, or a substantial reduction in the Participant’s target compensation under any incentive compensation plan, as in effect as of the date of a Change in Control, then the vesting of all Awards then held by such Participant (and, if applicable, the time during which such Awards may be exercised) will have all of their Options, Deferred Share Units or Restricted Share Units, as applicable, immediately vest. In the event that an Award is subject to vesting upon the attainment of Performance Criteria, then the number of Options or Restricted Share Units that shall immediately vest will be determined by multiplying the Award Agreement by the pro rata Performance Criteria achieved by the Termination Date.

Article 8
MISCELLANEOUS

8.1	Use of an Administrative Agent and Trustee.

The Board may in its sole discretion appoint from time to time one or more entities to act as administrative agent to administer the Awards granted under the Plan and to act as trustee to hold and administer the assets that may be held in respect of Awards granted under the Plan, the whole in accordance with the terms and conditions determined by the Board in its sole discretion. The Corporation and the administrative agent will maintain records showing the number of Awards granted to each Participant under the Plan.

8.2	Tax Withholding.

(a)	Notwithstanding any other provision of this Plan, all distributions, delivery of Shares or payments to a Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) under the Plan shall be made net of applicable source deductions. If the event giving rise to the withholding obligation involves an issuance or delivery of Shares, then, the withholding obligation may be satisfied by (a) having the Participant elect to have the appropriate number of such Shares sold by the Corporation, the Corporation’s transfer agent and registrar or any trustee appointed by the Corporation pursuant to Section 8.1 hereof, on behalf of and as agent for the Participant as soon as permissible and practicable, with the proceeds of such sale being delivered to the Corporation, which will in turn remit such amounts to the appropriate governmental authorities, or (b) any other mechanism as may be required or appropriate to conform with local tax and other rules.

(b)	Notwithstanding the first paragraph of this Section 8.2, the applicable tax withholdings may be waived where the Participant directs in writing that a payment be made directly to the Participant’s registered retirement savings plan in circumstances to which regulation 100(3) of the regulations of the Tax Act apply.

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8.3	Reorganization of the Corporation.

The existence of any Awards shall not affect in any way the right or power of the Corporation or its shareholders to make or authorize any adjustment, recapitalization, reorganization or other change in the Corporation’s capital structure or its business, or any amalgamation, combination, merger or consolidation involving the Corporation or to create or issue any bonds, debentures, shares or other securities of the Corporation or the rights and conditions attaching thereto or to affect the dissolution or liquidation of the Corporation or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar nature or otherwise.

8.4	Governing Laws.

The Plan and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

8.5	Severability.

The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision and any invalid or unenforceable provision shall be severed from the Plan.

8.6	Effective Date of the Plan.

The Plan was approved by the Board on June 9, 2020 and will be effective upon receipt of shareholder and TSXV approvals (the “Effective Date”) until the date it is terminated by the Board in accordance with the Plan.

Article 9
CALIFORNIA PARTICIPANTS

Notwithstanding any other provision contained in this Plan or in any Grant Agreement, this Article 9 shall apply to all Participants that receive Awards issued in reliance on Section 25102(o) of the California Corporations Code (each, a “California Participant”).

9.1	Termination of Employment.

Unless a California Participant’s employment is terminated for Cause, the right to exercise a California Option awarded under the Plan in the event of termination of employment continues until the earlier of: (i) the expiry date set forth in the applicable Option Agreement or (ii) (A) if termination was caused by death or Permanent Disability, at least six months from the date of termination and (B) if termination was caused other than by death or Permanent Disability, at least thirty days from the date of termination.

For purposes of Section 9.1, “Permanent Disability” shall mean the inability of the California Participant, in the opinion of a qualified physician acceptable to the Corporation, to perform the major duties of the California Participant’s position with the Corporation because of the sickness or injury of the California Participant.

9.2	Issuance of Securities

All securities granted pursuant to the Plan must be granted within ten years from the earlier of the date on which this Plan was adopted by the Board or the date this Plan was approved by the shareholders of the Corporation.

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9.3	Approval of Plan

The Plan shall be approved by a majority of the outstanding securities of the Corporation entitled to vote by the later of (a) a period beginning twelve months before and ending twelve months after the date of adoption thereof by the Board or (b) the first issuance of any security pursuant to the Plan in the State of California (within the meaning of Section 25008 of the California Corporations Code). Securities granted pursuant to the Plan prior to security holder approval of the Plan shall become exercisable no earlier than the date of shareholder approval of the Plan and such securities shall be rescinded if such security holder approval is not received in the manner described in the preceding sentence. Notwithstanding the foregoing, while the Corporation is a foreign private issuer, as defined by Rule 3b-4 of the United States Exchange Act of 1934, as amended, shall not be required to comply with this Section 9.3 provided that the aggregate number of California Participants granted securities under all incentive plans and agreements and issued securities under all purchase and bonus plans and agreements does not exceed thirty five.

Article 10
Plan Provisions Applicable to U.S. Taxpayers

10.1	General.

The provisions of this Article 10 apply to Awards held by a U.S. Taxpayer to the extent such Awards are subject to U.S. Taxation. The following provisions apply, notwithstanding anything to the contrary in the Plan. All capitalized terms used in this Article 10 and not defined herein, shall have the meaning attributed to them in the Plan.

10.2	Definitions.

(a)	“Code” means the United States Internal Revenue Code of 1986, as amended, and any applicable United States Treasury Regulations and other binding regulatory guidance thereunder.

(b)	“Section 409A” means section 409A of the Code.

(c)	“Separation From Service” shall mean shall mean the separation from service with the Corporation within the meaning of U.S. Treas. Regs. § 1.409A-1(h). Whether a Separation from Service has occurred is determined based on whether the facts and circumstances indicate that the Corporation and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty six (36) month period (or the full period of services to the Corporation if the Participant has been providing services to the Corporation less than thirty six (36) months)). Separation from service shall not be deemed to occur while the Participant is on military leave, sick leave or other bona fide leave of absence if the period does not exceed six (6) months or, if longer, so long as the Participant retains a right to reemployment with the Corporation under an applicable statute or by contract. For this purpose, a leave is bona fide only if, and so long as, there is a reasonable expectation that the Participant will return to perform services for the Corporation. Notwithstanding the foregoing, a twenty-nine (29) month period of absence will be substituted for such six (6) month period if the leave is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of no less than six (6) months and that causes the Participant to be unable to perform the duties of his or her position of employment. For this purpose, the Corporation includes all entities would be considered a single employer for purposes of U.S. Treasury Regulations; provided that, in applying those regulations, the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears therein. Notwithstanding the foregoing, with respect to a Participant who is a non-employee director, a “Separation from Service” shall mean a complete severance of a director’s relationship as a director of the Corporation and as an independent contractor of the Corporation. A director may have a Separation from Service upon resignation as a director even if the director then becomes an officer or employee of the Corporation.

(d)	“Specified Employee” means a US Taxpayer who meets the definition of “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code.

(e)	“US Taxpayer” means a Participant whose compensation from the Corporation is subject to Section 409A.

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10.3	Compliance with Section 409A.

Notwithstanding any provision of the Plan to the contrary, it is intended that any payments under the Plan either be exempt from or comply with Section 409A, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Each payment made in respect of Restricted Share Units and Deferred Share Units shall be deemed to be a separate payment for purposes of Section 409A. Each US Taxpayer is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of such US Taxpayer in connection with the Plan (including any taxes and penalties under Section 409A), and neither the Corporation nor any of its subsidiaries shall have any obligation to indemnify or otherwise hold such US Taxpayer (or any beneficiary) harmless from any or all of such taxes or penalties.

(a)	Option Awards. When determining the Option Price for any Option Award granted to a US Taxpayer, the “Market Value” shall be determined in the manner defined in Section 1.1 but without any discount permitted by the rules or policies of the TSXV.

(b)	DSU Awards. Notwithstanding Article 4, a DSU which becomes payable on account of a Termination Date shall be payable by reason of such circumstance only if the circumstance is a Separation from Service; and if such payment has become payable on account of a Separation from Service, such payment shall be made as soon as administratively practicable but in all events by the 60th day following the Separation from Service (without regard to any DSU Redemption Notice given by the Participant); provided that if the payment is to be made to any Participant who is determined to be a Specified Employee, such payment shall not be paid before the date which is six months after such Specified Employee’s Separation from Service (or, if earlier, the date of death of such Specified Employee). Following any applicable six month delay of payment, all such delayed payments shall be made to the Specified Employee in a lump sum on the earliest possible payment date.

(c)	RSU Awards. Notwithstanding Article 5, an RSU which becomes payable upon an RSU Vesting Determination Date shall be made as soon as administratively practicable but in all events by the 60th day following the RSU Vesting Determination Date (without regard to any RSU Settlement Notice given by the Participant). In the case of any termination event that qualifies for accelerated vesting and payment under Section 6.2, an RSU that is not otherwise exempt from Section 409A shall be payable by reason of such circumstance only if the circumstance is a Separation from Service; and if such payment has become payable on account of a Separation from Service, such payment shall be made as soon as administratively practicable but in all events by the 60th day following the Separation from Service (without regard to any RSU Settlement Notice given by the Participant); provided that if the payment is to be made to any Participant who is determined to be a Specified Employee, such payment shall not be paid before the date which is six months after such Specified Employee’s Separation from Service (or, if earlier, the date of death of such Specified Employee). Following any applicable six month delay of payment, all such delayed payments shall be made to the Specified Employee in a lump sum on the earliest possible payment date.

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(d)	Special Requirement for Option Awards Intended to Qualify as ISOs. An Option Award granted to a US Taxpayer that is intended to qualify as an “incentive stock option” (“ISO”) within the meaning of section 422 of the Code shall be subject to the following requirements:

(i)	The maximum number of Shares available for issuance of ISOs shall be 400,000 Shares.

(ii)	An ISO may be granted only to employees (including a director or officer who is also an employee) of the Corporation (or of any parent or subsidiary of the Corporation). For purposes of this Article 9, the term “employee” shall mean a person who is an employee for purposes of the Code and the terms “parent” and “subsidiary” shall have the meanings set forth in sections 424(e) and 424(f) of the Code.

(iii)	The Corporation will not grant ISOs in which the aggregate fair market value (determined as of the date of grant) of the Shares with respect to which ISOs are exercisable for the first time by any US Taxpayer during any calendar year (under this Plan and all other plans of the Corporation and of any parent or subsidiary of the Corporation) exceeds US$100,000 or any limitation subsequently set forth in section 422(d) of the Code.

(iv)	When determining the Option Price for any ISO, the “Market Value” shall be determined in the manner defined in Section 1.1 but without any discount permitted by the rules or policies of the TSXV; provided, however, that, in the case of the grant of an ISO to a US Taxpayer who, at the time such ISO is granted, is a ten percent (10%) shareholder, the exercise price payable per Share upon exercise of such ISO will be not less than 110% of the Market Value of a Share on the date of grant of such ISO.

(v)	An ISO will terminate and no longer be exercisable no later than ten years after the date of grant of such ISO; provided, however, that in the case of a grant of an ISO to a US Taxpayer who, at the time such ISO is granted, is a ten percent (10%) shareholder, such ISO will terminate and no longer be exercisable no later than five years after the date of grant of such ISO. The foregoing term limits shall apply even if the expiry date falls within a Black-Out Period, notwithstanding anything in the contrary in Section 3.4(b).

(vi)	If a US Taxpayer who has been granted ISOs ceases to be employed by the Corporation (or by any parent or subsidiary of the Corporation) for any reason, whether voluntary or involuntary, other than death, permanent disability or cause, such ISO shall be exercisable by the US Taxpayer (to the extent such ISO was vested on the date of cessation of employment) at any time prior to the earlier of (i) the date that is three months after the date of cessation of employment or (ii) the expiration of the term of such ISO. If a US Taxpayer who has been granted ISOs ceases to be employed by the Corporation (or by any parent or subsidiary of the Corporation) because of the death or permanent disability of such US Taxpayer, such US Taxpayer, such US Taxpayer’s personal representatives or administrators, or any person or persons to whom such ISO is transferred by will or the applicable laws of descent and distribution, may exercise such ISO (to the extent such ISO was vested on the date of death or permanent disability, as the case may be) at any time prior to the earlier of (i) the date that is one year after the date of death or permanent disability, as the case may be, or (ii) the expiration of the term of such ISO. If a US Taxpayer who has been granted ISOs ceases to be employed by the Corporation (or by any parent or subsidiary of the Corporation) for cause, the right to exercise such ISO will terminate on the date of cessation of employment, unless otherwise determined by the directors. For purposes of this Article 9, the term “permanent disability” has the meaning assigned to that term in section 422(e)(3) of the Code.

(vii)	An ISO granted to a US Taxpayer may be exercised during such person’s lifetime only by such US Taxpayer.

(viii)	An ISO granted to a US Taxpayer may not be transferred, assigned or pledged by such US Taxpayer, except by will or by the laws of descent and distribution.

(ix)	No ISO will be granted more than ten years after the earlier of the date this Plan is adopted by the Board or the date this Plan is approved by the shareholders of the Corporation.

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APPENDIX “A”
FORM OF OPTION AGREEMENT

ENGINE MEDIA HOLDINGS, INC.

OPTION AGREEMENT

This Stock Option Agreement (the “Option Agreement”) is entered into between Engine Media Holdings, Inc. (the “Corporation”), and the optionee named below (the “Optionee”) pursuant to and on the terms and subject to the conditions of the Corporation’s Omnibus Equity Incentive Plan (the “Plan”). Capitalized terms used and not otherwise defined in this Option Agreement shall have the meanings set forth in the Plan.

The terms of the option (the “Option”), in addition to those terms set forth in the Plan, are as follows:

1.	Optionee. The Optionee is ► and the address of the Optionee is currently ►.

2.	Number of Shares. The Optionee may purchase up to ► Shares of the Corporation (the “Option Shares”) pursuant to this Option, as and to the extent that the Option vests and becomes exercisable as set forth in section 6 of this Option Agreement.

3.	Option Price. The exercise price is Cdn $► per Option Share (the “Option Price”).

4.	Date Option Granted. The Option was granted on ►.

5.	Term of Option. The Option terminates on ►. (the “Expiry Date”).

6.	Vesting. The Option to purchase Option Shares shall vest and become exercisable as follows:

►

7.	Exercise of Options. In order to exercise the Option, the Optionee shall notify the Corporation in the form annexed hereto as Schedule “A”, whereupon the Corporation shall use reasonable efforts to cause the Optionee to receive a certificate representing the relevant number of fully paid and non-assessable Shares in the Corporation.

8.	Transfer of Option. The Option is not-transferable or assignable except in accordance with the Plan.

9.	U.S. Securities Laws. If the Options and the Shares are not registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), or any state securities laws, the Options may not be exercised in the “United States” (as defined in Rule 902 of Regulation S under the U.S. Securities Act) unless an exemption from the registration requirements of the U.S. Securities Act is available. Any Shares issued to Optionee in the United States that have not been registered under the U.S. Securities Act will be deemed “restricted securities” (as defined in Rule 144(a)(3) of the U.S. Securities Act) and bear a restrictive legend to such effect.

10.	Inconsistency. This Option Agreement is subject to the terms and conditions of the Plan and, in the event of any inconsistency or contradiction between the terms of this Option Agreement and the Plan, the terms of the Plan shall govern.

11.	Severability. Wherever possible, each provision of this Option Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Option Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Option Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

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12.	Entire Agreement. This Option Agreement and the Plan embody the entire agreement and understanding among the parties and supersede and pre-empt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

13.	Successors and Assigns. This Option Agreement shall bind and enure to the benefit of the Optionee and the Corporation and their respective successors and permitted assigns.

14.	Time of the Essence. Time shall be of the essence of this Agreement and of every part hereof.

15.	Governing Law. This Agreement and the Option shall be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

16.	Counterparts. This Option Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

[Remainder of this page left intentionally blank; Signature page follows]

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By signing this Agreement, the Optionee acknowledges that the Optionee has been provided a copy of and has read and understands the Plan and agrees to the terms and conditions of the Plan and this Option Agreement.

IN WITNESS WHEREOF the parties hereof have executed this Option Agreement as of the ______ day of          , 20__.

Engine Media Holdings, Inc.

Per:
Name:	►
Title:	►

Witness	[Insert Participant’s Name]

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SCHEDULE “A” TO APPENDIX “A”
ELECTION TO EXERCISE STOCK OPTIONS

TO: ENGINE MEDIA HOLDINGS, INC. (the “Corporation”)

The undersigned Optionee hereby elects to exercise Options granted by the Corporation to the undersigned pursuant to a Grant Agreement dated ►, 20► under the Corporation’s Omnibus Equity Incentive Plan (the “Plan”), for the number Shares set forth below. Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Plan.

Number of Shares to be Acquired:

Option Price (per Share):	$

Aggregate Purchase Price:

Amount enclosed that is payable on account of any source deductions relating to this Option exercise (contact the Corporation for details of such amount):	$

☐ Or check here if alternative arrangements have been made with the Corporation;

and hereby tenders a certified cheque, bank draft or other form of payment confirmed as acceptable by the Corporation for such aggregate purchase price, and, if applicable, all source seductions, and directs such Shares to be registered in the name of _____________________________________________________________________________.

In connection with such exercise the undersigned represents, warrants and covenants to the Corporation (and acknowledges that the Corporation is relying thereon) that (check one):

[ ]	1. The undersigned is not a U.S. person (the definition of which includes, but is not limited to, a person resident in the United States, a partnership or corporation organized or incorporated under the laws of the United States, and a trust or estate of which any trustee, executor or administrator is a U.S. person), the undersigned was not offered the Shares in the United States and the Option is not being exercised within the United States or for the account or benefit of a U.S. person. The terms “United States” and “U.S. person” are as defined in Rule 902 of Regulation S under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”); or

[ ]	2. The undersigned represents, warrants and covenants to the Corporation that:

(a)	The Optionee, upon exercise of Options, is acquiring Shares as principal and for the account of the Optionee.

(b)	In issuing the Shares to the Optionee upon the exercise of Options, the Corporation is relying on the representations and warranties of the Optionee contained herein to support the conclusion of the Corporation that the issuance of Shares upon the exercise of Options does not require registration under the U.S. Securities Act or to be qualified under the securities laws of any state of the United States.

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(c)	The Optionee acknowledges that it is not acquiring the Common Shares as a result of “general solicitation” or “general advertising” (as such terms are used in Regulation D under the U.S. Securities Act), including without limitation, advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or on the internet, or broadcast over radio or television or on the internet, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

(d)	The Optionee understands and agrees that the Shares have not been and will not be registered under the U.S. Securities Act and the Shares are being offered and sold by the Corporation in reliance upon an exemption from registration under the U.S. Securities Act.

(e)	Neither the Options nor the Shares issued upon the exercise of Options have been or will be registered under the U.S. Securities Act or any state securities laws. The Option may not be exercised in the United States unless exempt from such registration requirements. Shares issued to the Optionee in the United States will be deemed “restricted securities” (as defined in Rule 144 of the U.S. Securities Act) and bear a restrictive legend to such effect.

(f)	Each certificate representing Shares issued to the Optionee upon the exercise of Options shall bear a legend in substantially the following form:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”). THESE SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE CORPORATION, (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT, (C) IN COMPLIANCE WITH THE EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE U.S. SECURITIES ACT PROVIDED BY (I) RULE 144 OR (II) RULE 144A THEREUNDER, IF AVAILABLE, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE LAWS AND REGULATIONS GOVERNING THE OFFER AND SALE OF SECURITIES, AND THE HOLDER HAS, PRIOR TO SUCH SALE, FURNISHED TO THE CORPORATION AN OPINION OF COUNSEL OR OTHER EVIDENCE OF EXEMPTION, IN EITHER CASE REASONABLY SATISFACTORY TO THE CORPORATION. DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES.”

provided that, if Shares issued upon the exercise of Options are being sold under clause (B) above, the legend may be removed by providing a declaration to the Corporation’s transfer agent in such form as the Corporation may from time to time prescribe together with such documentation as the Corporation or its transfer agent may require (which may include an opinion of counsel of recognized standing reasonably satisfactory to the Corporation), to the effect that the sale of the securities is being made in compliance with Rule 904 of Regulation S under the U.S. Securities Act; and

provided further, that, if the Shares issued upon the exercise of Options are being sold pursuant to Rule 144 of the U.S. Securities Act, if available, the legend may be removed by delivery to the Corporation and the Corporation’s transfer agent an opinion of counsel of recognized standing in form and substance reasonably satisfactory to the Corporation, to the effect that the legend is no longer required under applicable requirements of the U.S. Securities Act.

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(g)	The Optionee acknowledges that the Corporation may have federal, state, provincial or local tax withholding and reporting obligations and consents to such actions by the Corporation as may reasonably be required to comply with such obligations in connection with the exercise of Options. The acceptance and exercise of Options and the sale of Shares issued pursuant to the exercise of Options may have consequences under federal, provincial and other tax and securities laws which may vary depending on the individual circumstances of the Optionee. Accordingly, the Optionee acknowledges that the Optionee has consulted, as the Optionee considers necessary, personal legal and tax advisors in connection with the Options and the Optionee’s dealings with respect to the Options or the Shares to be issued upon exercise of the Options.

The foregoing representations, warranties and covenants are made by the undersigned with the intent that they be relied upon in determining whether the Shares issuable upon the exercise of Options may be issued under applicable securities laws. The undersigned undertakes to notify the Corporation immediately of any change in any representation, warranty or other information relating to the undersigned set forth herein which takes place prior to the date of issuance of the Shares.

By executing this Election to Exercise Stock Options, the undersigned hereby confirms that the undersigned has read the Plan and agrees to be bound by the provisions of the Plan.

[Remainder of this page left intentionally blank; Signature page follows]

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I hereby agree to file or cause the Corporation to file on my behalf, on a timely basis, all insider reports and other reports that I may be required to file under applicable securities laws. I understand that this request to exercise my Options is irrevocable.

DATED this ► day of ►, ►.

Signature of Participant

Name of Participant (Please Print)

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APPENDIX “B”
FORM OF DSU AGREEMENT

ENGINE MEDIA HOLDINGS, INC.

DEFERRED SHARE UNIT AGREEMENT

Name:	[name of DSU Participant]

Award Date	[insert date ]

Engine Media Holdings, Inc. (the “Corporation”) has adopted the Omnibus Equity Incentive Plan (the “Plan”). Your award is governed in all respects by the terms of the Plan, and the provisions of the Plan are hereby incorporated by reference. For greater certainty, the provisions set out in Article 4 and Article 6 of the Plan applicable to DSUs shall be deemed to form part of this DSU Agreement mutatis mutandis. Capitalized terms used and not otherwise defined in this DSU Agreement shall have the meanings set forth in the Plan. If there is a conflict between the terms of this DSU Agreement and the Plan, the terms of the Plan shall govern.

Your Award	The Corporation hereby grants to you ► DSUs.

Settlement. The DSUs shall be settled as follows:

(Select one of the following three options):

(a) One Share issued from treasury per DSU.

(b) Cash Equivalent of one Share per DSU.

(c) Either (a), (b), or a combination thereof, at the election of the Board.

PLEASE SIGN AND RETURN A COPY OF THIS DSU AGREEMENT TO THE CORPORATION.

By your signature below, you acknowledge that you have received a copy of the Plan and have reviewed, considered and agreed to the terms of this DSU Agreement and the Plan.

Signature	Date

On behalf of the Corporation: ENGINE MEDIA HOLDINGS, INC.

Per:
	Name:	►
	Title:	►

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APPENDIX “C”
FORM OF RSU AGREEMENT

ENGINE MEDIA HOLDINGS, INC.

RESTRICTED SHARE UNIT AGREEMENT

This restricted share unit agreement (“RSU Agreement”) is entered into between Engine Media Holdings, Inc. (the “Corporation”) and the Participant named below (the “Recipient”) of the restricted share units (“RSUs”) pursuant to the Corporation’s Omnibus Equity Incentive Plan (the “Plan”). Capitalized terms used and not otherwise defined in this RSU Agreement shall have the meanings set forth in the Plan.

The terms of the RSUs, in addition to those terms set forth in the Plan, are as follows:

1.	Recipient. The Recipient is ► and the address of the Recipient is currently ►.

2.	Grant of RSUs. The Recipient is hereby granted ► RSUs.

3.	Settlement. The RSUs shall be settled as follows:

(Select one of the following three options):

(a) One Share issued from treasury per RSU.

(b) Cash Equivalent of one Share per RSU.

(c) Either (a), (b), or a combination thereof, at the election of the Board.

4.	Restriction Period. In accordance with Section 5.3 of the Plan, the restriction period in respect of the RSUs granted hereunder, as determined by the Board, shall commence on ► and terminate on ►.

5.	Performance Criteria. ►.

6.	Performance Period. ►.

7.	Vesting. The RSUs will vest as follows:

►.

8.	Transfer of RSUs. The RSUs granted hereunder are not-transferable or assignable except in accordance with the Plan.

9.	U.S. Securities Laws. If the Shares issuable upon the vesting of the RSUs are not registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), or any state securities laws, the Shares may not be issued in the “United States” (as defined in Rule 902 of Regulation S under the U.S. Securities Act) unless an exemption from the registration requirements of the U.S. Securities Act is available. Any Shares issued to a Recipient in the United States that have not been registered under the U.S. Securities Act will be deemed “restricted securities” (as defined in Rule 144(a)(3) of the U.S. Securities Act) and bear a restrictive legend to such effect.

10.	Inconsistency. This RSU Agreement is subject to the terms and conditions of the Plan and, in the event of any inconsistency or contradiction between the terms of this RSU Agreement and the Plan, the terms of the Plan shall govern.

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11.	Severability. Wherever possible, each provision of this RSU Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this RSU Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this RSU Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

12.	Entire Agreement. This RSU Agreement and the Plan embody the entire agreement and understanding among the parties and supersede and pre-empt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

13.	Successors and Assigns. This RSU Agreement shall bind and enure to the benefit of the Recipient and the Corporation and their respective successors and permitted assigns.

14.	Time of the Essence. Time shall be of the essence of this Agreement and of every part hereof.

15.	Governing Law. This RSU Agreement and the RSUs shall be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

16.	Counterparts. This RSU Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

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By signing this RSU Agreement, the Participant acknowledges that he or she has been provided with, has read and understands the Plan and this RSU Agreement.

IN WITNESS WHEREOF the parties hereof have executed this RSU Agreement as of the ► day of ►, 20►.

Engine Media Holdings, Inc.

Per:
Name:	►
Title:	►

Witness	[Insert Participant’s Name]

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